As filed with the Securities and Exchange Commission on May 4, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PULTEGROUP, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-2766606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3350 Peachtree Road NE, Suite 1500
Atlanta, GA	30326
(Address of Principal Executive Offices)	(Zip Code)

PulteGroup, Inc. 2022 Stock Incentive Plan
(Full title of the plan)

Todd N. Sheldon
Executive Vice President, General Counsel and Corporate Secretary
3350 Peachtree Road NE, Suite 1500
Atlanta, GA 30326
Telephone: (404)-978-6400
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by PulteGroup, Inc. (the “Registrant”) regarding the PulteGroup, Inc. 2022 Stock Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 7, 2022;
(2)The Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on April 28, 2022;
(3)The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 1, 2022 and March 11, 2022; and
(4)The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 17, 1983, Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on May 16, 1985 and Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on December 18, 1987, each pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Shares being sold in this offering will be passed upon for the Registrant by Ellen Padesky Maturen, Vice President and Deputy General Counsel of the Registrant. Ms. Maturen owns Common Shares, both directly and as a participant in various stock and employee benefit plans of the Registrant, and Ms. Maturen is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.
Section 561 of the Michigan Business Corporation Act (the “MBCA”) permits the Registrant to indemnify any director or officer of the Registrant (as well as other employees and individuals) that was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of his or her position with, or service to, the Registrant, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Section 562 of the MBCA permits similar indemnification by the Registrant in the case of actions or suits by or in the right of the Registrant, except that (a) the permitted indemnification does not extend to judgments, penalties and fines, and (b) court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.
Section 563 of the MBCA provides that, to the extent that a director or officer of the Registrant has been successful in the defense of an action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, the Registrant is required to indemnify him or her against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection therewith.
The Registrant’s Restated Articles of Incorporation provide that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, the Registrant’s Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (a) a breach of the director’s duty of loyalty to the Registrant or its shareholders; (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (c) a violation of Section 551(1) of the MBCA; (d) a transaction from which the director derived an improper personal benefit; or (e) an act or omission occurring before the effective date of the Articles.
The Registrant’s amended and restated bylaws provide that the Registrant must indemnify and advance expenses to the Registrant’s directors and officers to the fullest extent authorized by the MBCA. The Registrant also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Registrant’s directors, officers and certain employees for some liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 18, 2009).

4.2
Certificate of Amendment to the Articles of Incorporation, dated March 18, 2010 (incorporated by reference to Exhibit 3(b) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

4.3
Certificate of Amendment to the Articles of Incorporation, dated May 21, 2010 (incorporated by reference to Exhibit 3(c) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

4.4	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 11, 2020).

4.5	PulteGroup, Inc. 2022 Stock Incentive Plan (incorporated by reference to Appendix III to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 22, 2022).

5.1*	Opinion of Ellen Padesky Maturen.

23.1*	Consent of Ellen Padesky Maturen (included as part of Exhibit 5.1 hereto).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

107*	Calculation of Filing Fee Table.

*Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 4, 2022.

PULTEGROUP, INC.

By	/s/ Ryan R. Marshall
Name	Ryan R. Marshall
Title	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that that each of the undersigned hereby constitutes and appoints, jointly and severally, Ryan R. Marshall, Robert T. O’Shaughnessy and Todd N. Sheldon, or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan R. Marshall	President and Chief Executive Officer (Principal Executive Officer) and Director	May 4, 2022
Ryan R. Marshall

/s/ Robert T. O’Shaughnessy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 4, 2022
Robert T. O’Shaughnessy

/s/ Brien P. O’Meara	Vice President and Controller (Principal Accounting Officer)	May 4, 2022
Brien P. O’Meara

/s/ Brian P. Anderson	Director	May 4, 2022
Brian P. Anderson

/s/ Bryce Blair	Non-Executive Chairman of the Board of the Directors	May 4, 2022
Bryce Blair

/s/ Thomas J. Folliard	Director	May 4, 2022
Thomas J. Folliard

/s/ Cheryl W. Grisė	Director	May 4, 2022
Cheryl W. Grisė

/s/ Andrė J. Hawaux	Director	May 4, 2022
Andrė J. Hawaux

/s/ J. Phillip Holloman	Director	May 4, 2022
J. Phillip Holloman

/s/ John R. Peshkin	Director	May 4, 2022
John R. Peshkin

/s/ Scott F. Powers	Director	May 4, 2022
Scott F. Powers

/s/ Lila Snyder	Director	May 4, 2022
Lila Snyder